April 24, 2002

A Time To Grow, Inc.
1240 Blalock Rd., Ste. 170
Houston, Texas 77055

Re:  Legal Consultation provided by Jonathan C. Gilchrist, Esq.

Gentlemen:

            This letter agreement memorializes the agreement of A Time To Grow and Jonathan C. Gilchrist as to compensation for legal consulting provided to the company from January 15, 2002 to April 15, 2002.  The parties have agreed that the amount due for said services is $6,000 and that Mr. Gilchrist shall be compensated in common stock at a price of $0.02 per share or 300,000 shares.

1.	A Time To Grow, Inc. will issue to and in the name of Jonathan C. Gilchrist certificates representing 300,000 shares of its common stock, $.0001 par value (the "Shares").

2.

Jonathan Gilchrist will allow a credit against amounts previously or hereafter billed for legal services provided by Jonathan Gilchrist in the amount of $0.02 for each of the Shares, up to a maximum amount of $6,000, the total amount billed for legal services provided by Jonathan Gilchrist.

3.	A Time To Grow, Inc. will file a registration statement with the Securities and Exchange Commission relating to the shares issued pursuant to this agreement as soon as reasonably practical.

4.

None of the Shares relate to, and no credit shall be allowed with respect to any legal services rendered in connection with capital raising transactions or the direct or indirect promotion or maintenance of a market for the Shares.

Please indicate your consent to the foregoing by signing and returning a copy of this letter to the address set forth above.

Very truly yours,

A TIME TO GROW, INC.

By:  __/s/ William Carmichael, Secretary

William Carmichael, Secretary

__/s/ Jonathan Gilchrist, Esq.___